Exhibit 99.1

Hewitt Associates, Inc.

100 Half Day Road

Lincolnshire, IL 60069

Tel (847) 295-5000

Fax (847) 295-7634

www.hewitt.com

Argentina

Australia

Austria

Belgium

Brazil

Canada

Channel Islands

Chile

China

Czech Republic

France

Germany

Greece

Hong Kong

Hungary

India

Ireland

Italy

Japan

Malaysia

Mauritius

Mexico

Netherlands

Philippines

Poland

Puerto Rico

Singapore

South Africa

South Korea

Spain

Sweden

Switzerland

Thailand

United Kingdom

United States

Venezuela

For Immediate Release

May 3, 2006

Contact: Investors: Genny Pennise (847) 295-5000, investor.relations@hewitt.com

                Media: Jennifer Frighetto (847) 442-7663, jennifer.frighetto@hewitt.com

Hewitt Associates Reports Second Quarter Results

Company Sees Continued Strength in Business Fundamentals and Signs Two New HR BPO Clients

LINCOLNSHIRE, Ill. - Hewitt Associates, Inc. (NYSE: HEW), a global human resources services company, today reported results for its fiscal 2006 second quarter ended March 31, 2006.

For the second fiscal quarter, Hewitt’s reported net revenues (revenues before reimbursements) declined 3%, to $676.2 million, from $694.0 million in the comparable prior-year quarter. Outsourcing revenues declined 5%, and Consulting revenues increased 5%. The current quarter was impacted by a $27 million decline in third-party supplier revenues, and the net unfavorable effects of foreign currency translation of $8 million. Acquisitions, net of dispositions, contributed $3 million of revenue in the quarter. Net income for the second quarter increased 17%, to $31.8 million, or $0.29 per diluted share, compared with $27.2 million, or $0.23 per diluted share in the prior-year quarter.

“Building on the momentum of our first quarter, our second quarter results were strong, reflecting continued strength in the fundamentals of our business. Revenues were in-line with our expectations, and we exceeded the high end of our core earnings guidance,” said Dale L. Gifford, chairman and chief executive officer. “We are particularly pleased with the performance of our two more established businesses, with significant margin expansion in the Benefits Outsourcing business, and healthy top-line growth in the Consulting business. We’ve had continued success with both new client wins and existing relationship renewals in Benefits Outsourcing, and demand for our Consulting services remains strong in all regions and across most of our practices,” he added.

“We’re also encouraged by the progress we’ve made building our HR BPO business, signing two new clients since the last quarterly announcement. However, our results for the quarter include a $7 million loss reserve for an early 2005 HR BPO contract. We are leveraging our learnings from this contract, and are working through issues that we’ve identified primarily related to the implementation of some of our 2005 contracts. Overall, we remain confident in the long term prospects of the business.”

Reported Results

Operating income for the second quarter increased 5%, to $51.2 million, and reported operating margin was 7.6%, compared to 7.0% in the prior-year quarter. Reported results in the current period reflect an effective tax rate of 37.2%, versus 41.0% in the prior-year quarter.

This quarter’s results include higher performance-based compensation as compared to the prior-year quarter of $18 million, and higher stock-based compensation of $10 million, reflecting stock option expense as well as expense associated with prior- and current-year restricted stock grants.

This quarter’s results also include a $7 million non-cash pretax charge related to the recognition of a loss reserve for one of the Company’s HR BPO contracts.

The comparable prior-year quarter includes a non-cash pretax charge for the impairment of customer relationship intangible assets of approximately $10 million, resulting from the termination of two HR BPO contracts.

Core Earnings

Core earnings, a non-GAAP financial measure, consist of reported results, excluding pretax charges of $3 million and $4 million in the 2006 and 2005 second quarters, respectively, related to the amortization of the one-time, IPO-related grant of restricted stock to employees. Core earnings per share include the shares issued in the IPO-related grant as if they had been outstanding from the beginning of fiscal 2002.

Core earnings for the second quarter increased 14%, to $33.8 million, $0.31 per diluted share, from $29.6 million, $0.25 per diluted share, in the prior-year quarter.

Business Segment Results

As disclosed in the first quarter of fiscal 2006, as a result of an internal reorganization, the Company changed how revenues and income are reported within each business segment. The prior-year segment results have been presented on an adjusted basis to assist in the comparability of current-period results.

Outsourcing

Outsourcing segment revenues declined 5% in the second quarter, to $477.3 million, from $501.2 million in the prior-year quarter. Adjusting for the expected significant decline in third-party supplier revenues, the effects of acquisitions of approximately $4 million, and the unfavorable effects of foreign currency translation of approximately $2 million, Outsourcing revenues were flat over the comparable prior-year quarter. Growth in the HR BPO business, driven by increased services to new and existing clients, was offset by a slight decline in benefits outsourcing revenue resulting from increased revenue deferrals under required revenue recognition standards related to an existing benefits client that recently expanded its relationship with the Company to include a broader range of bundled HR services.

Outsourcing segment income was $45.3 million in the second quarter, compared with

$31.3 million in the prior-year second quarter. Outsourcing segment margin was 9.5%, compared to 6.2% in the prior-year quarter. The increased margin was primarily due to higher benefits margins resulting from increased efficiencies driven by global sourcing

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and cost management efforts, the impact of Company-wide cost savings initiatives, and a significant reduction in marginally profitable third-party supplier revenues. These factors were offset in part by higher performance-based compensation as compared to the prior-year quarter of $7 million, a $7 million loss reserve recorded for one of the Company’s HR BPO contracts, and higher stock-based compensation expense of $4 million. In addition, the prior-year quarter included a $10 million charge related to the impairment of customer relationship intangible assets.

As of March 31, 2006, the Company was live with 18.8 million end-user benefits participants and approximately 720,000 client employees with HR BPO services.

With the recent announcement of an HR BPO contract with Catholic Health Initiatives and a letter of intent signed with a new client, the Company has won two new HR BPO clients since the last quarterly announcement. Including these recent additions, the Company now has nearly $160 million of annualized Outsourcing revenue in backlog (defined as a signed contract or letter of intent), of which approximately 60% is related to HR BPO services, and the remainder is for stand-alone benefits services. The Company has about $250 million of annualized Outsourcing revenue in the pipeline (defined as a formal proposal outstanding), of which more than 60% is related to HR BPO.

Consulting

Consulting segment revenues increased 5% in the second quarter, to $208.0 million, from $198.0 million in the prior-year quarter. Adjusting for the unfavorable effects of foreign currency translation of approximately $6 million, and the effects of dispositions of approximately $1 million, Consulting revenues increased 8% over the prior-year quarter. Revenue growth was strong across all regions, driven primarily by continued demand for the Company’s actuarial and talent-related consulting services.

Consulting segment income decreased 12% in the second quarter, to $49.0 million, compared with $55.9 million in the prior-year quarter. Consulting segment margin was 23.5%, compared with 28.2% in the prior-year quarter. The decrease was primarily due to higher performance-based compensation versus the prior-year quarter of $9 million, and higher stock-based compensation expense of $5 million. The margin impact of these factors was partially offset by increased revenues and lower costs resulting from a previous restructuring in the prior fiscal year.

Unallocated Shared Services Costs

Reported unallocated shared services costs were $39.9 million, 5.9% of revenues, in the second quarter, compared with $34.2 million, 4.9% of revenues, in the prior-year quarter. The increase was primarily a result of higher performance-based compensation as compared to the prior-year quarter of $2 million, and higher stock-based compensation of $1 million.

Year-to-Date Results

Net revenues for the six-month period ended March 31, 2006 declined 2%, to

$1.38 billion, compared to $1.40 billion in the prior-year six-month period. The period was impacted by a $42 million decline in third-party supplier revenues, and the net unfavorable effects of foreign currency translation of $14 million. Acquisitions, net of dispositions, contributed $4 million of revenue.

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Total Company operating income for the six-month period declined 9%, to $101.1 million, and reported operating margin was 7.3%, compared to 7.9% in the prior-year six-month period. The decline in margins was a result of higher stock-based compensation versus the prior-year period of $20 million, and higher performance-based compensation of $10 million.

Net income for the six-month period increased 3%, to $63.3 million, or $0.58 per diluted share, compared with $61.2 million, or $0.52 per diluted share in the prior-year six-month period. Core net income increased 2%, to $67.6 million, or $0.62 per diluted share, compared to $66.3 million, or $0.55 per diluted share, in the prior-year six-month period. Net income for the six-month period reflects an effective tax rate of 39.3%, versus 41.0% in the prior-year period.

Cash Flow and Investments

Reported cash flow from operations increased to $199.3 million in the six-month period, from $108.5 million in the prior-year six-month period. Free cash flow, defined as cash flow from operations less investments (capital expenditures and capitalized software costs), increased to $151.3 million, from $41.9 million in the prior-year six-month period. The increase in free cash flow was driven primarily by lower performance-based compensation paid in the current year as compared to the prior-year payment, lower capital expenditures, a large prepayment for services from one of the Company’s clients, and a significant tax refund.

Business Outlook

For fiscal 2006, the Company continues to expect total Company net revenue to be comparable to fiscal 2005’s level, comprised of a low-single digit decrease in Outsourcing, and mid-single digit growth in Consulting. The Company continues to expect core earnings in fiscal 2006 of about $145 million to $150 million. For fiscal 2006, the Company now expects free cash flow of approximately $250 million to $270 million.

For the third quarter of fiscal 2006, the Company expects total Company net revenue to be comparable to that of the prior-year third quarter, and core earnings of about $36 million to $39 million.

Conference Call

At 7:30 a.m. (CT) today, management will host a conference call with investors to discuss second quarter results and the Company’s outlook for the remainder of fiscal 2006. The live presentation is accessible through the Investor Relations section of Hewitt’s Web site at www.hewitt.com. The Webcast will be archived on the site for approximately one month. During the call, management will discuss “core earnings,” a non-GAAP financial measure. A full reconciliation of core earnings to GAAP earnings is included in this press release and posted on the Company’s Web site. This release will be under the Investor Relations section of www.hewitt.com.

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About Hewitt Associates

With more than 60 years of experience, Hewitt Associates (NYSE: HEW) is the world’s foremost provider of human resources outsourcing and consulting services. The company consults with more than 2,400 companies and administers human resources, health care, payroll and retirement programs on behalf of more than 350 companies to millions of employees and retirees worldwide. Located in 35 countries, Hewitt employs approximately 22,000 associates. For more information, please visit www.hewitt.com.

Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of the Company’s most recent annual report on form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov) . Hewitt disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason.

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HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands except for share and per share amounts)

	Three Months Ended March 31,			Six Months Ended March 31,
	2006	2005	% Change	2006	2005	% Change
Revenues:
Revenues before reimbursements (net revenues)	$676,153	$694,039	(2.6)%	$1,377,200	$1,403,003	(1.8)%
Reimbursements	19,264	15,494	24.3%	37,910	30,384	24.8%

Total revenues	695,417	709,533	(2.0)%	1,415,110	1,433,387	(1.3)%

Operating expenses:
Compensation and related expenses, excluding initial public offering restricted stock awards	434,679	405,809	7.1%	868,172	826,154	5.1%
Initial public offering restricted stock awards	3,134	4,165	(24.8)%	7,083	8,591	(17.6)%
Reimbursable expenses	19,264	15,494	24.3%	37,910	30,384	24.8%
Other operating expenses	149,823	190,552	(21.4)%	328,103	374,761	(12.5)%
Selling, general and administrative expenses	37,268	44,679	(16.6)%	72,716	82,930	(12.3)%

Total operating expenses	644,168	660,699	(2.5)%	1,313,984	1,322,820	(0.7)%

Operating income	51,249	48,834	4.9%	101,126	110,567	(8.5)%

Other (expenses) income, net	(627)	(2,784)	(77.5)%	3,159	(6,849)	(146.1)%

Income before income taxes	50,622	46,050	9.9%	104,285	103,718	0.5%

Provision for income taxes	18,840	18,887	(0.2)%	40,971	42,531	(3.7)%

Net income	$31,782	$27,163	17.0%	$63,314	$61,187	3.5%

Earnings per share:
Basic	$0.30	$0.24		$0.59	$0.53
Diluted	$0.29	$0.23		$0.58	$0.52

Weighted average shares:
Basic	107,156,048	114,850,491		107,080,134	116,230,426
Diluted	109,704,163	117,156,938		109,319,110	118,392,947

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HEWITT ASSOCIATES, INC.

CORE EARNINGS AND CORE EARNINGS PER SHARE

(Unaudited)

(In thousands except for share and per share amounts)

Core Earnings and Core Earnings Per Share – a non-GAAP financial measure

The Company reported net income of $32 million and $63 million, or diluted earnings per share of $0.29 and $0.58 for the three and six months ended March 31, 2006, in accordance with accounting principles generally accepted in the United States of America. In assessing operating performance, the Company also reviews its results once all non-recurring or offering-related adjustments made in connection with the Company’s initial public offering have been removed. We call this measure of earnings “core earnings,” a non-GAAP financial measure. We believe this measure provides a better understanding of the Company’s underlying operating performance. For the three and six months ended March 31, 2006 and 2005, core earnings and core EPS were:

Core Earnings and Core Earnings Per Share

	Three Months Ended March 31,			Six Months Ended March 31,
	2006	2005	% Change	2006	2005	% Change
Operating income as reported	$51,249	$48,834	4.9%	$101,126	$110,567	(8.5)%
Add back amortization of one-time initial public offering restricted stock awards	3,134	4,165	(24.8)%	7,083	8,591	(17.6)%

Core operating income	54,383	52,999	2.6%	108,209	119,158	(9.2)%
Other (expenses) income, net as reported	(627)	(2,784)	(77.5)%	3,159	(6,849)	(146.1)%

Core pretax income	$53,756	$50,215	7.1%	$111,368	$112,309	(0.8)%
Provision for income taxes	20,006	20,588	(2.8)%	43,754	46,047	(5.0)%

Core earnings	$33,750	$29,627	13.9%	$67,614	$66,262	2.0%

Core earnings per share:
Basic	$0.31	$0.25		$0.63	$0.56
Diluted	$0.31	$0.25		$0.62	$0.55
Core shares outstanding:
Basic (1)	107,881,436	116,444,697		107,815,587	117,823,512
Diluted (2)(3)	109,932,820	118,108,121		109,626,846	119,404,230

(1)	Shares are weighted for the time that they are outstanding as noted below. Core shares outstanding assumes that the following shares of common stock are outstanding—

    For the entire period:

•	70,819,520 shares of common stock issued to FORE Holdings LLC for the benefit of the Company’s owners in connection with the transition to a corporate structure;

•	5,789,908 shares underlying the one-time, initial public offering restricted stock award less net forfeitures of 518,105 and 442,367 at March 31, 2006 and 2005, respectively, and 13,521,462 and 13,275,839 of treasury stock at March 31, 2006 and 2005, respectively.

    Since the acquisition date, June 5, 2002:

•	9,417,526 shares issued in connection with the June 5, 2002, acquisition of the actuarial and benefits consulting business of Bacon & Woodrow.

    Since the offering date, June 27, 2002:

•	11,150,000 shares of common stock issued in connection with the initial public offering weighted as of June 27, 2002;

•	1,672,500 shares of common stock issued in connection with the exercise of the over-allotment option for the initial public offering weighted as of July 9, 2002.

    Since the Exult acquisition date, October 1, 2004:

•	22,092,086 shares of common stock issued in connection with the acquisition weighted as of October 1, 2004.

    Throughout the periods presented:

•	52,096 and 27,577 shares of common stock, restricted stock and restricted stock units issued for Director compensation at March 31, 2006 and 2005, respectively.

•	1,032,942 and 373,258 shares of common stock issued to fulfill the exercise of stock options at March 31, 2006 and 2005, respectively.

(2)	In addition to the shares outstanding for core basic EPS, the dilutive effect of stock options and restricted stock and restricted stock units issued outside of the initial public offering restricted stock award calculated using the Treasury Stock Method as outlined in SFAS No. 128, Earnings Per Share, was 2,051,384 shares and 1,811,259 shares for the three- and six-month periods ended March 31, 2006, respectively, and was 1,663,424 shares and 1,580,718 shares for the three- and six-month periods ended March 31, 2005, respectively.
(3)	For the three- and six-month periods ended March 31, 2006, the dilutive effect of debt securities convertible into 1,870,748 shares was calculated using the If-Converted Method as outlined in SFAS No. 128, Earnings Per Share. For the three- and six-month periods ended March 31, 2006 and 2005, the convertible debt securities were not dilutive and were not included in the computation of core diluted earnings per share.

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HEWITT ASSOCIATES, INC.

BUSINESS SEGMENT RESULTS

(Unaudited)

(Dollars in thousands)

Business Segments

	Three Months Ended March 31,			Six Months Ended March 31,
	2006	2005 (1)	% Change	2006	2005 (1)	% Change
Outsourcing
Revenues before reimbursements (net revenues)	$477,285	$501,228	(4.8)%	$989,416	$1,028,612	(3.8)%
Segment income	45,292	31,262	44.9%	89,257	93,079	(4.1)%
Segment income as a percentage of segment net revenues	9.5%	6.2%		9.0%	9.0%

Consulting
Revenues before reimbursements (net revenues)	$208,014	$198,010	5.1%	$403,751	$382,777	5.5%
Segment income	48,951	55,923	(12.5)%	90,768	89,790	1.1%
Segment income as a percentage of segment net revenues	23.5%	28.2%		22.5%	23.5%

Total Company
Revenues before reimbursements (net revenues)	$685,299	$699,238	(2.0)%	$1,393,167	$1,411,389	(1.3)%
Intersegment revenues	(9,146)	(5,199)	75.9%	(15,967)	(8,386)	90.4%
Reimbursements	19,264	15,494	24.3%	37,910	30,384	24.8%

Total revenues	$695,417	$709,533	(2.0)%	$1,415,110	$1,433,387	(1.3)%

Segment income	$94,243	$87,185	8.1%	$180,025	$182,869	(1.6)%
Charges not recorded at the Segment level:
Initial public offering restricted stock awards	3,134	4,165	(24.8)%	7,083	8,591	(17.6)%
Unallocated shared services costs	39,860	34,186	16.6%	71,816	63,711	12.7%

Operating income	$51,249	$48,834	4.9%	$101,126	$110,567	(8.5)%

(1)	Prior year results have been reclassified to conform with the current year presentation. See www.hewitt.com for additional information.

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HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except for share and per share amounts)

	March 31, 2006	September 30, 2005
	(Unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$186,579	$157,928
Short-term investments	174,519	59,693
Client receivables and unbilled work in process, less allowances of $23,731 and $23,922 at March 31, 2006 and September 30, 2005, respectively	564,604	595,691
Prepaid expenses and other current assets	66,243	83,762
Funds held for clients	93,874	97,907
Deferred income taxes, net	25,781	5,902

Total current assets	1,111,600	1,000,883

Non-Current Assets
Deferred contract costs	305,508	253,505
Property and equipment, net	294,072	302,875
Other intangible assets, net	351,754	372,996
Goodwill, net	693,080	694,370
Other assets, net	31,596	32,711

Total non-current assets	1,676,010	1,656,457

Total Assets	$2,787,610	$2,657,340

LIABILITIES

Current Liabilities
Accounts payable	$28,040	$57,412
Accrued expenses	159,253	165,632
Funds held for clients	93,874	97,907
Advanced billings to clients	196,388	156,257
Accrued compensation and benefits	158,866	171,486
Short-term debt	23,368	21,858
Current portion of long-term debt and capital lease obligations	19,251	30,066

Total current liabilities	679,040	700,618

Long-Term Liabilities
Deferred contract revenues	176,052	140,474
Debt and capital lease obligations, less current portion	281,803	287,149
Other long-term liabilities	145,596	156,859
Deferred income taxes, net	89,999	60,883

Total long-term liabilities	693,450	645,365

Total Liabilities	$1,372,490	$1,345,983

Commitments and Contingencies

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HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS (continued)

(In thousands except for share and per share amounts)

	March 31, 2006	September 30, 2005
	(Unaudited)
STOCKHOLDERS’ EQUITY

Stockholders’ Equity
Class A common stock, par value $0.01 per share, 750,000,000 shares authorized, 83,299,012 and 72,970,960 shares issued, 69,777,580 and 59,456,565 shares outstanding, as of March 31, 2006 and September 30, 2005, respectively	$833	$730
Class B common stock, par value $0.01 per share, 200,000,000 shares authorized, 37,879,298 and 45,181,849 shares issued and outstanding as of March 31, 2006 and September 30, 2005, respectively	379	452
Class C common stock, par value $0.01 per share, 50,000,000 shares authorized, 3,079,969 and 3,540,461 shares issued and outstanding as of March 31, 2006 and September 30, 2005, respectively	31	35
Restricted stock units, 98,967 units issued and outstanding, as of September 30, 2005	—	2,035
Additional paid-in capital	1,343,318	1,315,119
Cost of common stock in treasury, 13,521,432 and 13,514,395 shares of Class A common stock as of March 31, 2006 and September 30, 2005, respectively	(388,833)	(388,638)
Retained earnings	392,476	329,162
Unearned compensation	—	(17,326)
Accumulated other comprehensive income	66,916	69,788

Total stockholders’ equity	1,415,120	1,311,357

Total Liabilities and Stockholders’ Equity	$2,787,610	$2,657,340

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HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Six Months Ended March 31,
	2006	2005
Cash flows from operating activities:
Net income	$63,314	$61,187
Adjustments to reconcile net income to net cash provided by Operating activities:
Depreciation and amortization	73,600	74,356
Amortization of premiums and discounts on financial instruments	704	907
Impairment of customer relationship intangible assets	366	9,569
Stock-based compensation	34,750	14,738
Deferred income taxes	9,275	22,937
Gain on contribution of business	(7,127)	—
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Client receivables and unbilled work in process	35,255	63,534
Prepaid expenses and other current assets	27,648	4,659
Deferred contract costs	(51,929)	(25,842)
Other assets	(1,057)	(2,332)
Accounts payable	(29,173)	(1,167)
Accrued compensation and benefits	(11,296)	(104,488)
Accrued expenses	(9,969)	(19,355)
Advanced billings to clients	40,194	6,695
Deferred contract revenues	35,641	(3,661)
Other long-term liabilities	(10,900)	6,721

Net cash provided by operating activities	199,296	108,458

Cash flows from investing activities:
Purchases of short-term investments	(186,340)	(183,842)
Proceeds from sale of short-term investments	71,524	420,488
Additions to property and equipment and intangible assets	(47,954)	(66,574)
Cash paid for acquisitions, net of cash received	(1,400)	4,683

Net cash (used in) provided by investing activities	(164,170)	174,755

Cash flows from financing activities:
Proceeds from the exercise of stock options	8,943	3,187
Short-term borrowings	54,658	62,972
Repayments of short-term borrowings, capital leases and long-term debt	(69,717)	(33,649)
Purchase of Class A common shares for treasury	(195)	(369,020)

Net cash used in financing activities	(6,311)	(336,510)

Effect of exchange rate changes on cash and cash equivalents	(164)	1,679

Net increase in cash and cash equivalents	28,651	(51,618)

Cash and cash equivalents, beginning of period	157,928	124,681

Cash and cash equivalents, end of period	$186,579	$73,063

Supplementary disclosure of cash paid during the period:
Interest paid	$11,634	$10,813
Income taxes paid	2,853	28,126

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